Exhibit 10.11

EMPLOYMENT AGREEMENT

THIS AGREEMENT made as of the 24th day of February, 2004

BETWEEN:

PERU COPPER INC., a corporation subsisting under the laws of Canada

(“Peru Copper” or the “Corporation”)

OF THE FIRST PART

- and -

THOMAS FINDLEY, of the City of Tucson, Arizona

(the “Executive”)

OF THE SECOND PART

WHEREAS Peru Copper wishes to employ the Executive and the Executive wishes to be employed by Peru Copper in connection with the continuing operation of the business carried on by Peru Copper (the “Business”) from Vancouver, British Columbia.

AND WHEREAS Peru Copper and the Executive wish to set out the terms of the Executive’s employment.

NOW THEREFORE IN CONSIDERATION OF the payment of the sum of $1.00, the covenants and agreements continued in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

DEFINITIONS

1. In this Agreement, in addition to those terms defined above and unless there is something in the subject matter inconsistent therewith, the terms set forth below shall have the following corresponding meanings:

“Affiliate” means any Person which, directly or indirectly, controls or is controlled by or is under common control with a Party, and the term “Affiliated” has a corresponding meaning. For the purposes of this Agreement “control” and “controlled” shall have the meanings ascribed thereto in the Canada Business Corporations Act.

“Agreement” means this agreement between the Parties.

“Associate” means associated corporations as such term is defined at Section 256 of the Income Tax Act (Canada), and the term “Associated” has a corresponding meaning.

“Board” means the board of directors of Peru Copper from time to time.

“Change of Control” means the occurrence of any one or more of the following events:

(a)	a consolidation, merger, amalgamation, arrangement or other reorganization or acquisition involving the Corporation or any of its Affiliates and another corporation or other entity, as a result of which the holders of Common Shares prior to the completion of the transaction hold less than 50% of the outstanding shares of the successor corporation after completion of the transaction;

(b)	the sale, lease, exchange or other disposition, in a single transaction or a series of related transactions, of assets, rights or properties of the Corporation and/or any of its Subsidiaries which have an aggregate book value greater than 50% of the book value of the assets, rights and properties of the Corporation and its Subsidiaries on a consolidated basis to any other person or entity, other than a disposition to a wholly-owned subsidiary of the Corporation in the course of a reorganization of the assets of the Corporation and its Subsidiaries;

(c)	a resolution is adopted to wind-up, dissolve or liquidate the Corporation;

(d)	any person, entity or group of persons or entities acting jointly or in concert (an “Acquiror”) acquires or acquires control (including, without limitation, the right to vote or direct the voting) of Voting Securities of the Corporation which, when added to the Voting Securities owned of record or beneficially by the Acquiror or which the Acquiror has the right to vote or in respect of which the Acquiror has the right to direct the voting, would entitle the Acquiror and/or associates and/or affiliates of the Acquiror (as such terms are defined in the Act) to cast or to direct the casting of 20% or more of the votes attached to all of the Corporation’s outstanding Voting Securities which may be cast to elect directors of the Corporation or the successor corporation (regardless of whether a meeting has been called to elect directors), other than in the case of an acquisition of Voting Securities, or control over Voting Securities, of the Corporation by J. David Lowell, Catherine McLeod-Seltzer, David E. De Witt and/or Luis J. Baertl;

(e)	as a result of or in connection with: (A) a contested election of directors; or (B) a consolidation, merger, amalgamation, arrangement or other reorganization or acquisitions involving the Corporation or any of its affiliates and another corporation or other entity, the nominees named in the most recent Management Information Circular of the Corporation for election to the Board shall not constitute a majority of the Board; or

(f)	the Board adopts a resolution to the effect that a Change of Control as defined herein has occurred or is imminent.

For the purposes of the foregoing, “Voting Securities” means Common Shares and any other shares entitled to vote for the election of directors and shall include any security, whether or not issued by the Corporation, which are not shares entitled to vote for the election of directors but are convertible into or exchangeable for shares which are entitled to vote for the election of directors including any options or rights to purchase such shares or securities.

“Common Shares” means the common shares in the capital of the Corporation.

“Employment” means the employment of the Executive in connection with the Business and in accordance with the terms and conditions of this Agreement.

“Party” means a party to this Agreement, and “Parties” has a similar extended meaning.

“Permanent Disability” means any physical or mental incapacity, disease or affliction which:

(a)	prevents the Executive from performing substantially all his obligations as an executive officer of Peru Copper; and

(b)	has existed for a continuous period of one hundred and eighty (180) days in any period of three hundred and sixty five (365) consecutive days.

“Person” includes any individual, partnership, joint venture, trust, unincorporated organization or any other association, corporation, or any government or any department or agency thereof.

“Plan” means the share option plan to be adopted by Peru Copper Inc., as may be amended from time to time.

“Securities Act” means the Securities Act (British Columbia).

“Subsidiary” means a body corporate which is a subsidiary of the Corporation as defined in the Canada Business Corporations Act.

AGREEMENT TO EMPLOY

2. Peru Copper agrees to employ the Executive in connection with the Business on the terms and conditions set out herein and the Executive agrees to accept employment on such terms.

TERM

3. The term of this Agreement and the Employment shall be for an indefinite period, provided that:

(a)	Peru Copper may terminate this Agreement and the Employment at any time as set out in paragraphs 10 and 11 hereof;

(b)	the Executive may terminate this Agreement and the Employment at any time as set out in paragraph 12 hereof;

(c)	the Executive may terminate this Agreement and the Employment upon the occurrence of a Change of Control as set out in paragraphs 13(a) and 13(b) hereof; and

(d)	this Agreement and the Employment are automatically terminated when the Executive dies.

DUTIES AND RESPONSIBILITIES

4. The Executive shall serve as Chief Financial Officer of Peru Copper and shall perform such duties and assume such responsibilities consonant with his position as an executive of Peru Copper and further will perform such reasonable additional duties and responsibilities as the Board may require and assign to him including serving as a director or officer of Peru Copper or such other affiliates and associates of Peru Copper at no additional compensation. The Executive shall report to the President and Chief Executive Officer of Peru Copper and the Board. Peru Copper agrees that it shall not relocate the Executive outside of the City of Lima, Peru without the consent of the Executive.

CONFLICT OF INTEREST/DUTY OF LOYALTY

5. The Executive agrees to devote all of his working time during the Employment to the Business and shall not engage or have an interest in any other enterprise, occupation or profession, directly or indirectly, or become a principal, agent, director or officer of another company, firm or person, as applicable, which will or may interfere with or conflict with the Executive’s duties and responsibilities hereunder without the written approval, not to be unreasonably withheld, of the Board. Peru Copper is aware that the Executive is the owner of Silver Llama Andean Designs LLC and Silver Llama Andean Exports EIRL and it agrees that the Executive may continue to operate such businesses provided that the Executive shall not devote significant time and attention to the affairs of Silver Llama Andean Designs LLC and Silver Llama Andean Exports EBRL.

CONFIDENTIALITY

6. The Executive agrees to keep the affairs of the Business, financial and otherwise, strictly confidential and shall not disclose the same to any person, company or firm, directly or indirectly, during or after his Employment by Peru Copper except as reasonably necessary to carry out his Employment duties or as otherwise authorized in writing by the Board. The Executive agrees not to use such information, directly or indirectly, for his own interests, or any interests other than those of the Business, whether or not those interests conflict with the interests with the interests of the Business, during or after his employment by Peru Copper.

REMUNERATION

7. (a)	The Executive shall be remunerated as follows during the term of this Agreement:

(i)	initial base salary of US$94,000 per annum payable monthly less any amount paid to the Executive pursuant to any other employment or consulting agreement or arrangement between the Executive and the Corporation or any of its Affiliate, and to be reviewed annually by the Board but in any event shall not be less than the previous year’s base salary;

(ii)	an additional 5% of the Executive’s base salary to cover Arizona taxes that may be incurred by the Executive in connection with the Business;

(iii)	such bonuses as may be determined by the Compensation Committee of the Board from time to time, in its sole discretion, subject to the Compensation Committee establishing performance milestones;

(iv)	all benefits generally provided to employees of Peru Copper effective as of the date of this Agreement, or such other benefits that may be made available to other senior officers of Peru Copper from time to time on terms determined by the Board, and those benefits detailed in Schedule “A” appended hereto; and

(v)	four (4) weeks’ vacation annually.

(b)	Subject to section 7(a)(ii) above, all payments required to be made under this Agreement are subject to statutory deductions, as applicable, including for income tax, Canada Pension Plan and Employment Insurance coverage.

8. The Executive shall be granted options to acquire 300,000 Common Shares at an exercise price of US$1.40, such options to be exercisable until the date which is 5 years following the date hereof. The options shall vest as to 20% on the date that is six months following the date hereof and as to 20% on each of the dates that is 12 months, 18 months, 24 months and 30 months following the date hereof. The options shall be subject to the terms of the Plan. The Executive shall also be entitled to be granted options to acquire Common Shares of the Corporation under the Plan in such amounts as are determined by the Compensation Committee of the Board from time to time.

REIMBURSEMENT OF EXPENSES

9. All the Executive’s reasonable expenses related to the Business (including all costs in connection with visa and work permits, as required) will be reimbursed upon the submittal by the Executive of an expense report with appropriate supporting documentation to Peru Copper.

TERMINATION

10. This Agreement and the Employment may be terminated by Peru Copper summarily and without notice, or payment in lieu of notice, severance payments, benefits, damages or any sums whatsoever, in the event that there is just cause for termination of the Executive’s Employment at common law. Notwithstanding the generality of the foregoing, just cause shall be deemed to exist in the event the Executive:

(a)	engages in conduct which is detrimental to the reputation of the Corporation or any of its Affiliates in any material respect;

(b)	has committed an act of fraud or material dishonesty in connection with his Employment or the Business;

(c)	is subject to a penalty or sanction imposed by a securities regulatory authority following the completion of a proceeding initiated by such authority; or

(d)	materially breaches his duties under this Agreement.

11. Subject to paragraph 3:

(a)	This Agreement and the Employment may be terminated on notice by Peru Copper to the Executive without cause, whether or not a Change of Control has occurred, upon payment to the Executive at termination of 36 months’ base salary plus accrued but unused vacation and provision of the benefits described under subparagraph 7(a)(iii) (except for insured or other benefits which cannot be extended to a person not actively employed by Peru Copper) for the earlier of 36 months or until the Executive obtains comparable benefits from another source. Any stock options granted by Peru Copper, which are vested on the date of termination, shall remain exercisable until the earlier of (i) the termination date of such option or (ii) the date which is 36 months from such termination, notwithstanding the provisions of any agreement or Plan. Any stock options granted by Peru Copper, which are not vested on the date of termination shall vest on such date and such stock options shall remain exercisable until the earlier of (i) the termination date of such option or (ii) the date which is 36 months from such termination, notwithstanding the provisions of any agreement or Plan.

(b)	The parties agree that any payment to the Executive pursuant to paragraph 1l(a) is not intended and will not be of the nature of a penalty and shall be considered by the parties as liquidated damages.

(c)	The parties further agree that, notwithstanding anything to the contrary contained in this Agreement, the Executive shall not be required or called upon to mitigate in any manner whatsoever such liquidated damages.

(d)	The Executive may, at his option, require Peru Copper to pay all or a part of the compensation set out in 1l(a) above into a retirement compensation arrangement or comparable retirement fund, provided that such request shall be permissible under applicable laws and shall be at no expense to Peru Copper.

12. Subject to Section 13, this Agreement and the Employment may be terminated on notice by the Executive to Peru Copper by giving 90 days’ written notice. Upon termination by the Executive, any options held by the Executive, which have vested as of the date of such termination, shall remain exercisable for a period of 30 days after the termination date, or such longer period as the Board may determine. Any unvested options held by the Executive as at the date of termination shall be cancelled, unless the Board determines otherwise.

CHANGE OF CONTROL

13.	(a)	If at any time during the term of this Agreement there is a Change of Control of Peru Copper, then the Executive shall have one hundred and twenty (120) days from the date of such Change of Control to elect in writing whether or not he wishes to terminate this Agreement and the Employment, after which time he shall be deemed to have elected not to do so. If the Executive elects to terminate this Agreement and the Employment under this paragraph, then he shall give written notice of his election to the Corporation and this Agreement and the Employment shall terminate 30 days from the day of such notice. The Executive shall then be entitled to receive from Peru Copper the compensation set out in paragraph 11(a) above.

	(b)	If at any time during the term of this Agreement there is a Change of Control and within six (6) months of such Change of Control there is a material decrease in any of the duties, powers, rights, discretion, salary or benefits of the Executive as they exist immediately prior to the Change of Control, the Executive may elect to terminate this Agreement and his Employment and shall then be entitled to receive from Peru Copper the compensation set out in paragraph 11(a) above.

DISABILITY

14.	(a)	If the Executive suffers a Permanent Disability, Peru Copper may replace the Executive either on a temporary or permanent basis without terminating the Employment of the Executive. The Executive will be entitled to such disability and other benefits as may be provided for pursuant to the applicable benefit plans or programs.

	(b)	If the Executive recovers from the Permanent Disability, Peru Copper may offer to the Executive the position that the Executive formerly occupied prior to the Executive’s Permanent Disability or other comparable other executive position. If no comparable position is offered by Peru Copper to the Executive, the Executive shall be entitled to the compensation set out in paragraph 11(a).

	(c)	Notwithstanding the foregoing, in the event the Executive continues to suffer from a Permanent Disability for in excess of 24 months, Peru Copper may, at its option, terminate the Executive’s employment, provided that:

(i)	such termination does not and will not prejudice the Executive’s eligibility for disability and other group insured benefits; and

(ii)	Peru Copper provides the Executive forthwith the compensation set out in paragraph 11 (a).

SEVERABILITY

15. The invalidity or unenforceability of any provision of this Agreement will not affect the validity or enforceability of any other provision, and any invalid provision will be severable from this Agreement.

GOVERNING LAW

16. This Agreement is governed by and is to be considered, interpreted and enforced in accordance with the laws of British Columbia.

HEIRS/SUCCESSORS BOUND

17. This Agreement inures to the benefit of and is binding upon the parties and their respective heirs, administrators, executors, successors and assigns as appropriate.

ASSIGNMENT

18. This Agreement is not assignable by either party without the consent in writing of the other party, which consent may be unreasonably withheld, provided that Peru Copper shall be entitled to assign this Agreement, without the Executive’s consent to an Affiliate of Peru Copper provided the Affiliate offers comparable employment and there is not material prejudice, including diminution of responsibilities, to the Executive by reason of such assignment

ENTIRE AGREEMENT

19. As of its date execution, this Agreement supersedes all prior agreements, whether written or oral, express or implied, between the parties, and constitutes the entire agreement between the parties. The parties agree that there are no other collateral agreements or understandings between them except as set out in this Agreement.

AMENDMENT

20. This Agreement may be amended only in writing signed by the parties and witnessed.

HEADINGS

21. All headings in this Agreement are for convenience only and shall not be used for the interpretation of this Agreement.

RECOURSE ON BREACH

22. The Executive acknowledge that damages would be an insufficient remedy for a breach of this Agreement and agrees that Peru Copper may apply for and obtain any relief available to it in a court of law or equity, including injunctive relief, to restrain breach or threat of breach of this Agreement or to enforce the covenants contained herein in addition to rights Peru Copper may have to damages arising from said breach or threat of breach. The Executive hereby waives any defences he may or can have to strict enforcement of this Agreement by Peru Copper.

CONFIDENTIALITY OF AGREEMENT

23. The parties agree that this Agreement is confidential and shall remain so. The parties agree that this Agreement or the contents hereof shall not be divulged by any party without the consent in writing of the other party, with the exception of disclosure to personal advisors, disclosure that may be required by the laws of any jurisdiction in which the Business is conducted or may be conducted in future and disclosure pursuant to applicable securities laws and the rules and policies of any stock exchange on which Peru Copper securities are traded.

INDEPENDENT LEGAL ADVICE

24. The Executive agrees that he has had independent legal advice or the opportunity to receive same in connection with the execution of this Agreement and has read this Agreement in its entirety, understands its contents and is signing this Agreement freely and voluntarily, without duress or undue influence from any party.

NOTICE

25. Any notice required or permitted to be made or given under this Agreement to either party shall be in writing and shall be sufficiently given if delivered personally, or if sent by prepaid registered mail to the intended recipient of such notice at:

(a)	in the case of Peru Copper, to:

Peru Copper Inc.

777 Dunsmuir Street

Suite 1600

Vancouver, British Columbia V7Y 1K4

Attention: Chairman of the Audit Committee

with a copy (which shall not constitute notice hereunder) to:

Cassels Brock & Blackwell LLP

2100 Scotia Plaza

40 King Street West

Toronto, Ontario M5H 3C2

Attention: Paul M. Stein

(b)	in the case of the Executive, to:

Thomas Findley

1110 Moonlit Place

Tucson, Arizona 85737

or at such other address as the party to whom such writing is to be given shall provide in writing to the party giving the said notice. Any notice delivered to the party to whom it is addressed shall be deemed to have been given and received on the day it is so delivered or, if such day is not a business day, then on the next business day following any such day. Any notice mailed shall be deemed to have been given and received on the fifth business day following the date of mailing.

SURVIVAL

26. Paragraphs 6, 22 and 23 shall survive the termination of this Agreement and the Employment and shall continue in full force and effect according to their terms.

IN WITNESS WHEREOF the parties hereto have executed these presents under their respective seals and hands of their proper offices authorized in that behalf, as applicable.

The Corporate Seal of PERU COPPER INC. was hereunto affixed in the presence of:		) ) )
) )
Authorized Signatory		)
		) )	c/s
Authorized Signatory		)

SIGNED in the presence of:		)
)
) )
Witness	Elsa Rosario Aguirre	)	THOMAS FINDLEY

SCHEDULE A

Benefits effective as at the date of this Agreement.

Transportation

Peru Copper will provide the Executive with transportation on business days in connection with work related travel while in Peru.

Travel

Peru Copper will provide the Executive with three (3) round-trip economy fare airline tickets per calendar year in connection with personal trips between Tucson, Arizona and Lima, Peru.

Professional Associations

Peru Copper shall pay, or reimburse the Executive, for fees to maintain the Executive’s memberships in applicable professional associations approved by the Board or the Compensation Committee of the Board from time to time.